Exhibit 3.202

LIMITED LIABILITY COMPANY AGREEMENT

OF

HOME2 BRAND MANAGEMENT LLC

This Limited Liability Company Agreement (this “Agreement”) of Home2 Brand Management LLC, a Delaware limited liability company (the “Company”), is entered into as of July 14, 2016, by Hilton Domestic Management LLC, a Delaware limited liability company (in such person’s capacity as the managing member of the Company, the “Managing Member”) (together with each other person admitted to the Company as a member of the Company in accordance with the terms of this Agreement, until such time as such person ceases to be a member of the Company, individually, a “Member” and collectively, the “Members”). The Members hereby agree as follows:

1. Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on July 12, 2016 by Samantha Fox, as an “authorized person” of the Company within the meaning of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), such execution and filing being hereby ratified, approved and confirmed in all respects. Upon such filing, such person’s powers as an “authorized person” ceased. All other actions taken in forming the Company are hereby approved and ratified in all respects.

2. Name. The name of the limited liability company is Home2 Brand Management LLC, or such other name as the Managing Member may from time to time hereafter designate.

3. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

6. Members. Each of the Members set forth on Schedule A attached hereto are members of the Company. The names, addresses and percentage interests of the Members are set forth on Schedule A, as may be amended.

7. Powers. The management of the Company shall be vested in the Managing Member. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager of a Delaware limited liability company under the laws of the State of Delaware. The Managing Member and each officer of the Company with a title of Chief Executive Officer, Chief Financial Officer, General Counsel,

President, Executive Vice President, Senior Vice President, Vice President, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer (each a “Designated Officer”) is a designated “authorized person” within the meaning of the Act. The Managing Member or any Designated Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member or any Designated Officer shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

8. Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “chief executive officer”, “chief financial officer” “general counsel”, “president”, “executive vice president”, “senior vice president”, “vice president”, “principal”, “secretary”, “treasurer”, “assistant secretary”, “assistant treasurer”, “director” and “manager”, as and to the extent authorized by the Managing Member and with such powers as authorized by the Managing Member. The officers of the company shall be appointed, and may be removed, with or without cause and for any reason or no reason at all, by the Managing Member. Unless the Managing Member decides otherwise, if the title of an officer is one commonly used for officers of a corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked, in whole or in part, at any time by the Managing Member. The officers of the Company as of the date hereof are set forth on Schedule B attached hereto. The Managing Member may revise Schedule B in its sole discretion at any time.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

10. Liquidation. Upon dissolution pursuant to Section 9, the Company’s business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

11. Capital Contributions; Percentage Interest. The Members shall make contributions to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members.

12. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13. Assignments. No Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of the Managing Member. If a Member transfers its limited liability company interest in the Company, the transferee may be admitted to the Company as a member of the Company upon the approval of the Managing Member and such transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers its entire limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and Company shall continue without dissolution.

14. Resignation. No Member may resign from the Company without obtaining the prior consent of the Managing Member.

15. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

16. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

18. Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

19. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBER:

HILTON DOMESTIC MANAGEMENT LLC, a Delaware limited liability company

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	President and Secretary

[Limited Liability Company Agreement – Home2 Brand Management LLC]

Schedule A

Members

Name	Ownership Percentage	Address
Hilton Domestic Management LLC	100%	7930 Jones Branch Drive McLean, Virginia 22102

Schedule B

Officers

Officer	Title

Sean Dell’Orto	President and Secretary

John Boettger	Vice President and Treasurer